Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Elise A. Garofalo
Director of Investor Relations
302-778-8227

GRAFTECH ANNOUNCES EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT
OPTION FOR 3,300,000 SHARES

        Wilmington, DE – October 6, 2003 – GrafTech International Ltd. (NYSE:GTI) today announced that the underwriters of its recent public offering have exercised their over-allotment option in full, for the purchase of an additional 3,300,000 shares of common stock at $8.00 per share. The option was granted in connection with the Company’s offering of 22,000,000 shares, and this exercise brings the total number of shares being sold to 25,300,000 shares. All of the shares are being sold by the Company. The gross proceeds to the Company from the offering are expected to be $202.4 million. The closing of the offering is expected to take place on October 7, 2003.

        J.P. Morgan Securities Inc. is the lead managing underwriter and sole book runner for the offering. CIBC World Markets Corp., RBC Dain Rauscher Inc., Jefferies & Company, Inc., Jefferies/Quarterdeck, LLC are co-managing underwriters. ABN AMRO Rothschild LLC, Gabelli & Company, Inc., and Wachovia Capital Markets, LLC are also underwriters.

        Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities Inc., Prospectus Department, 277 Park Avenue, New York, NY 10172, (212) 622-5219.

        This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering of our securities shall be made only by means of a prospectus contained in the registration statement filed with and declared effective by the SEC.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in more than 70 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics.

        NOTE ON FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as possible public offerings of securities. We have no duty to update such statements. Actual future events and circumstances (including future results) could differ materially from those set forth in these statements due to various factors. These factors include possible changes in capital market conditions or in our business, prospects, results of operations or financial condition and other risks and uncertainties, including those detailed in our filings with the SEC.